Exhibit 10.7

February 26, 2013

Mr. Randall T. Zipfel
[Address]

Dear Mr. Zipfel:

This letter agreement outlines the terms and conditions related to the termination of your employment from Calamos Advisors LLC (“Company”).  The receipt of any severance and special payments, the payment of the employer portion of COBRA premiums and the payment of career transition services as described below are contingent upon you executing and not revoking this letter agreement as well as the attached General Release.

1.
Employment:  Your employment with the Company will terminate effective February 28, 2013 (“Termination Date”).  You will be paid your regular salary through the Termination Date and you have been paid a 2012 incentive award of $309,375.  All payments shall be subject to applicable federal income tax, state and any other applicable withholding.

2.
Severance and Special Payments:  You are eligible to receive a severance payment equal to six and one-half (6 1/2) months of your salary at your current rate of pay.  The gross amount of your severance payment will be $178,750.  You are also eligible to receive a special payment equal to $72,200.  Each payment will be reduced for federal income tax (which will be withheld at the federally required 25% supplemental rate), state and any other applicable withholding.  Such payments will be paid within twenty-one (21) days after the “Effective Date” (defined below).

3.
Company Property:  If you have any Company property such as records, files, lists, computer equipment, cell phone, keys, etc., you must return this property as soon as possible.  Instructions for returning Company property are included in your packet.  You represent that you will not retain in your possession or control any such property.  The severance and special payments and other benefits described in this letter are contingent upon you returning Company property.

4.
Personal Belongings:  Your personal belongings must be picked up within two weeks of your Termination Date; you can arrange a mutually convenient time to pick up your items.  Instructions for picking up your personal belongings are included in your packet.  Any personal belongings not picked up within 30 days of the Termination Date will be discarded.

5.
Profit Sharing 401(k) Plan:  Under the Calamos Profit Sharing 401(k) Plan you have several options for your funds including a roll-over or keeping your funds in the Plan.  Specific information about the Plan is included in your exit package.  Any questions should be directed to Kathy Martin at (630) 955-4839.

6.	Vacation: You will be paid for any earned but unused vacation through the Termination Date, less federal income tax and any other applicable withholding.

7.
Termination of Associate Benefits:  Your medical, dental and vision coverage will end on February 28, 2013.  You may continue coverage by electing COBRA; relevant information is included in your exit package.  If you elect COBRA and notify the Company in a timely manner, the Company will pay up to twelve (12) months of the employer portion of your COBRA premiums.  Thereafter, you will be responsible for such payments should you continue to receive coverage under COBRA.  Notwithstanding the language in this Paragraph 7, in the event the Company is paying the employer portion of your COBRA premiums, such payments shall immediately stop (regardless of the duration of such payments) if you obtain employment but only to the extent of the benefit coverage (medical, dental and/or vision) made available to you.  All other benefits will also end February 28, 2013.  Any questions about benefits may be directed to Kathy Martin at (630) 955-4839.

8.
Career Transition Services: Subject to the Company’s prior review and written approval, the Company will provide up to twelve (12) sequential months of career transition services for you up to a maximum expenditure of $18,000 at Kensington.  If you choose to use career transition services, you must commence using them within 60 days of the Termination Date.

9.
Confidential Information:  You agree that following the Termination Date set forth in Paragraph 1 above, you will abide by the terms of the Confidentiality and Restrictive Covenants Agreement dated December 8, 2007 by and among you, Calamos Advisors LLC, Calamos Investments LLC (formerly, Calamos Holdings LLC) and/or Calamos Asset Management, Inc. signed previously, a copy of which is attached to this letter agreement.  You further agree that you and your agents, representatives, and attorneys of record will keep the existence and terms of this letter agreement strictly confidential and will not communicate the existence and terms of such letter agreement orally or in writing to any third party, other than (a) members of your immediate family, (b) your legal, accounting, and tax advisors to the extent necessary for them to provide services to you or other members of your immediate family and (c) as required by law or legal process.  In the event that the existence and/or the terms of this letter agreement are divulged, other than as stated above, you will forfeit the right to all the terms outlined in this letter agreement and action will be taken by the Company to recover all payments and benefits provided to you under this letter agreement.

10.
Cooperation:  You agree that you will (i) provide reasonable assistance and cooperation to the Company or its affiliates in activities related to open work matters and the prosecution or defense of any pending or future lawsuits, arbitrations, other proceedings or claims involving the Company or its affiliates ("CALAMOS Litigation"); (ii) make yourself available to the Company or its affiliates on reasonable notice and without the need for issuance of any subpoena or similar process to testify or assist in any CALAMOS Litigation; (iii) refrain from providing any information related to any claim or potential CALAMOS Litigation to any non-Calamos representatives unless you shall (A) have first obtained the consent of the Chief Executive Officer or General Counsel of the Company or (B) are required to provide testimony pursuant to legal process in which case you will consult with and permit the Company's legal counsel to be present to such testimony.

11.
Non-Disparagement:  Each party agrees that it shall not make any negative or disparaging comments, or cause or encourage others to make any negative or disparaging comments, about the other party and where applicable, its members, directors, officers, employees, affiliates, products, or services.

12.
Acknowledgement:  You acknowledge that the aforementioned severance and special payments (Paragraph 2), COBRA payments (Paragraph 7) and career transition services (Paragraph 8) constitute consideration in exchange for executing the General Release which is attached, in that these include amounts and benefits to which you would not have been entitled had you not signed the General Release.

13.
Disclosure:  You acknowledge and warrant that you are not aware of any matters for which you were responsible or which came to your attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

14.
Breach of Agreement:  If either party brings a claim for breach of the terms of this letter agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action.

15.
Binding Effect:  This letter agreement shall be binding upon and inure to the benefit of you and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

16.
Governing Law:  This letter agreement shall be governed by and construed and enforces in accordance with the laws of the State of Illinois.  Any action brought by any party to this letter agreement shall be brought and maintained exclusively in the DuPage County, Illinois Court and the parties consent and submit themselves to the exclusive venue and personal jurisdiction of said Court with respect to all such disputes and controversies.

17.
Limited Power of Attorney:  This letter agreement shall serve as your revocation of the Limited Power of Attorney For Section 16 Reporting Purposes executed by you as of January 31, 2012 and such Power of Attorney shall no longer be of force and effect as of the Termination Date.

In order to confirm your agreement to the summary of the benefits and to initiate the payment process of the above described payments, you must execute and return this letter agreement and the attached General Release.  You have twenty-one (21) calendar days after the date you received these documents within which to review and consider it, to discuss it with your attorney, and to decide whether or not to sign the documents however do not sign the General Release before the Termination Date.  After the 21 day consideration period, you will forfeit all rights to the above-described benefits other than those legally mandated.  We advise you to consult with your attorney prior to executing this letter agreement and the General Release.  If you sign these documents before the expiration of this 21-day consideration period, you do so voluntarily and waive your right to use the full 21 days to consider signing.  In addition, for the period of seven (7) calendar days after you sign this letter agreement and the General Release, you may revoke these documents by delivering written notice of revocation to me by facsimile or e-mail transmission (and retaining proof of successful transmission), or by overnight mail postmarked within this seven-day period, to me.  Because of this 7-day revocation period, this letter agreement and General Release will not become effective and enforceable until the eighth day after the date you sign it (the “Effective Date”), provided that you did not revoke your agreement as set forth herein.

Sincerely,

/S/ LISA JABLONSKI

Lisa Jablonski
SVP, Head of Human Resources

Accepted and Agreed to

This 4th day of March, 2013

/S/ RANDALL T. ZIPFEL
RANDALL T. ZIPFEL

GENERAL RELEASE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release, remise, acquit, and forever discharge Calamos Advisors LLC, and its present and former members, managers, officers, agents, employees, affiliated entities, divisions, subsidiaries, successors, predecessors, and assigns each, a “Released Party” and collectively, the "Released Parties", of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which the undersigned, individually or as a member of a class, now has, owns or holds or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned's employment relationship with Calamos Advisors LLC (and its predecessor and affiliated entities, if applicable), or the termination thereof, including without limitation, any claims for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state, or local statutes, provisions, orders, or regulations (including, but not limited to, any claims arising under any federal civil rights statutes including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; 42 U.S.C. 1981, 1983, 1985, 1986; the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. 621 et seq.; the Americans with Disabilities Act (ADA), as amended, 42 U.S.C. 12101 et seq.; the Fair Labor Standards Act (FLSA), as amended, 29 U.S.C.  201 et seq.; the Family Medical Leave Act (FMLA), 29 U.S.C.  2601 et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. 1001 et seq.; and any other claims that may arise under state or local civil rights acts, workers compensation laws, and wage and hour laws, and all claims for wages, vacation pay, severance pay, back pay, front pay, or other compensation, benefits, or damages at law or equity that may have been created as a result of the undersigned’s employment with Calamos Advisors LLC (and its predecessor and affiliated entities, if applicable) or the termination thereof, excepting only (i) those obligations of Calamos Advisors LLC under that certain letter agreement between Calamos Advisors LLC and the undersigned (the "Letter"), in connection with which this General Release is being executed and delivered, and (ii) any right to indemnification the undersigned may have under applicable corporate law, the organizational documents of any Released Party or any right as an insured under any D&O or liability insurance policy now or previously in force.

The undersigned understands that by releasing employment discrimination claims against the Released Parties, he also forever releases and discharges any right he may have to file or recover in a lawsuit he may bring himself on the same claims and also any right he may have to any relief that he might otherwise be entitled to as a result of any proceeding instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority.

The undersigned acknowledges and agrees that neither the Letter nor this General Release are to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA or any other federal or state statute or principle of common law, any such liability having been expressly denied.

The undersigned further declares and represents that he has carefully read and fully understands the terms of this General Release, that he has had the opportunity to seek the advice and assistance of counsel with this General Release, and that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts the terms of and signed the same of his own free act.

The undersigned acknowledges that the severance payment and other benefits described in Paragraphs 2, 7, and 8 of the Letter, constitute consideration in exchange for executing this General Release in that these include amounts and benefits to which he would not have been entitled had he not signed this release.

The undersigned acknowledges that Calamos Advisors LLC advised him in writing to consult with an attorney before executing this General Release (and this paragraph also constitutes written direction), that he was given a period of 21 days within which to consider this General Release, that he had an adequate opportunity to review it, that he fully understands its terms, that he was not coerced into signing it, and that he has signed it knowingly and voluntarily.

The undersigned shall have the right to revoke this General Release during a period of seven (7) days following his execution of this General Release.  In order to revoke the General Release, he must notify, in writing, of his decision to revoke, and said notice must be received by no later than seven (7) days following the execution of this General Release.  If he revokes this General Release, he shall promptly repay all payments and employee benefits that he may have received pursuant to this General Release.

PLEASE READ THIS RELEASE CAREFULLY.  IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.  DO NOT SIGN THIS GENERAL RELEASE PRIOR TO THE TERMINATION DATE AS DEFINED IN THE LETTER.

RANDALL T. ZIPFEL

/S/ RANDALL T. ZIPFEL______

(Signature)

___3/4/2013__________________

(Date)